UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010
PROXY STATEMENT for 2010 ANNUAL MEETING OF STOCKHOLDERS May 26, 2010
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RELATED PARTY TRANSACTIONS
GENERAL

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2010

TO THE STOCKHOLDERS OF BIOMED REALTY TRUST, INC.:

Notice is hereby given that the 2010 annual meeting of stockholders of BioMed Realty Trust, Inc., a Maryland corporation, will be held at 9:00 a.m., local time, on Wednesday, May 26, 2010 at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128 for the following purposes:

1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

3. To transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 15, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials and lowers the cost and reduces the environmental impact of our annual meeting. We sent a Notice of Internet Availability of Proxy Materials on or about April 14, 2010, and provided access to our proxy materials over the Internet, beginning on April 14, 2010, for the beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our annual report and how to authorize your vote online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending proxy materials to any stockholder who has elected to receive its proxy materials by mail.

Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan P. Klassen
Secretary

San Diego, California
April 14, 2010

BIOMED REALTY TRUST, INC.
17190 Bernardo Center Drive
San Diego, California 92128

PROXY STATEMENT
for
2010 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2010

The board of directors of BioMed Realty Trust, Inc., a Maryland corporation, is soliciting proxies for use at the 2010 annual meeting of stockholders to be held on Wednesday, May 26, 2010 at 9:00 a.m., local time, and at any adjournments or postponements thereof. The annual meeting will be held at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128. This proxy statement will be first furnished or sent to stockholders on or about April 14, 2010.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the board of directors’ nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, and FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010. As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of BioMed at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These stockholders will need to have the control number that appears on their notice available when authorizing their vote. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These stockholders will need to have the control number that appears on their card available when authorizing their vote.

•	By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future if the need arises, and do not believe that the cost of any such proxy solicitor will be material. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2010

Electronic copies of our proxy statement and annual report are available at www.biomedrealty.com/09ar.

Voting

Holders of record of our common stock, $.01 par value per share, at the close of business on March 15, 2010 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

As of March 15, 2010, 99,861,423 shares of our common stock were outstanding and represent our only voting securities. Each share of our common stock is entitled to one vote. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the annual meeting on any matter will constitute a quorum at the annual meeting. Directors are elected by a plurality of all of the votes cast. The ratification of the selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the proposal.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the applicable beneficial owner. With regard to the election of directors and ratification of the selection of KPMG LLP as our independent registered public accounting firm, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the seven persons named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of BioMed, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. There are no family relationships between any of our directors or executive officers. We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below.

Information Regarding Nominees

The table below indicates the name, position with BioMed and age of each nominee for director as of March 15, 2010:

Name	Position	Age

Alan D. Gold	Chairman and Chief Executive Officer	49
Gary A. Kreitzer	Director, Executive Vice President and General Counsel	55
Barbara R. Cambon	Director	56
Edward A. Dennis, Ph.D.	Director	68
Richard I. Gilchrist	Director	64
Theodore D. Roth	Director	58
M. Faye Wilson	Director	72

Information Regarding Directors

Alan D. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004, and served as our President from 2004 until December 2008. Mr. Gold served as Chairman, President and Chief Executive Officer of our privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, or REIT, specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University. Mr. Gold possesses the demonstrated leadership skills, extensive experience in effectively managing life science real estate companies and deep understanding of the life science real estate industry that strengthen the board’s collective qualifications, skills and experience.

Gary A. Kreitzer has served as our Executive Vice President and General Counsel and as a director since our formation in 2004. Mr. Kreitzer also served in the same role with Bernardo Property Advisors from December 1998 until August 2004. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association. Mr. Kreitzer possesses the demonstrated ability to effectively develop and execute strategies for life science real estate companies and deep understanding of the life science real estate industry that strengthen the board’s collective qualifications, skills and experience.

Barbara R. Cambon has been a director since 2004. Ms. Cambon has been a real estate advisor and independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. Ms. Cambon currently serves on the boards of directors of KBS Real Estate Investment Trust, Inc. and KBS Real Estate Investment Trust II, Inc. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University. As a result of these and other professional experiences, Ms. Cambon possesses particular knowledge and experience in institutional real estate investing and key aspects of real estate operations, strategic planning, finance and REIT management that strengthen the board’s collective qualifications, skills and experience.

Edward A. Dennis, Ph.D. has been a director since 2004. Dr. Dennis is Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Professor in the Department of Pharmacology in the School of Medicine at the University of California, San Diego, where he has served as a faculty member since 1970. Dr. Dennis also co-founded and serves on the boards of directors for several privately held life science companies and professional organizations serving the life science industry, and has consulted extensively in the life science industry. He received his Bachelor of Arts degree from Yale University and his Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University, and served as a Research Fellow at Harvard Medical School. As a result of these and other professional experiences, Dr. Dennis possesses particular knowledge and experience in key aspects of scientific organizations and research and development in the life science industry that strengthen the board’s collective qualifications, skills and experience.

Richard I. Gilchrist has been a director since 2007. Mr. Gilchrist has served as President of the Investment Properties Group of The Irvine Company, a privately held real estate investment company, since 2006. He also serves as an executive officer and member of the boards of directors of various affiliates of The Irvine Company. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately held REIT. Mr. Gilchrist currently serves on the board of directors of Nationwide Health Properties, Inc., a publicly traded REIT (he is the chairman of the investment and risk assessment committee and a member of the compensation committee), and is the Chairman of the Whittier College Board of Trustees, where he received a Bachelor of Arts degree. He earned a law degree from the University of California, Los Angeles. As a result of these and other professional experiences, Mr. Gilchrist possesses particular knowledge and experience in key aspects of the REIT industry, public company management, strategic planning, real estate operations and finance that strengthen the board’s collective qualifications, skills and experience.

Theodore D. Roth has been a director since 2004. Mr. Roth has been a Managing Director of Roth Capital Partners, LLC, an investment banking firm, since February 2003. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth previously served on the boards of directors of Alliance Pharmaceutical Corp. from 1998 to 2009 and Orange 21 Inc. from 2005 to 2009. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City. As a result of these and other professional experiences, Mr. Roth possesses particular knowledge and experience in key aspects of executive management, strategic planning and financing of growth companies in the life science industry that strengthen the board’s collective qualifications, skills and experience.

M. Faye Wilson has been a director since 2005. Ms. Wilson is Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and has been a principal since 2003. She served on the board of directors of Farmers Insurance Group of Companies from 1993 through 2001 and the board of directors of The Home Depot, Inc. from 1992 through 2001. Ms. Wilson was also a senior officer of Home Depot from 1998 through 2002. From 1992 until 1998, Ms. Wilson served in several senior management roles at Bank of America Corporation, including senior assignments in corporate finance in the United States and Europe, Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. She earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an Undergraduate Degree from Duke University. She became a certified public accountant in 1961. As a result of these and other professional experiences, Ms. Wilson possesses particular knowledge and experience in key aspects of executive management, strategic planning, corporate governance, enterprise risk management, finance and accounting that strengthen the board’s collective qualifications, skills and experience.

Information Regarding the Board

Board Independence

Our board of directors has determined that each of our current directors, except for Messrs. Gold and Kreitzer, has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held six meetings during fiscal 2009. Other than Mr. Kreitzer, who attended four of the board meetings, no director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served during the period for which he or she was a director.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. The independent directors have nominated the chair of the nominating and corporate governance committee, currently Mr. Roth, to serve as presiding director at each executive session.

Committees of the Board

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee.  The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Ms. Wilson is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the audit committee. Our board of directors has determined that each of Ms. Wilson, Ms. Cambon and Mr. Gilchrist is an “audit committee financial expert” as defined by the Securities and Exchange Commission. The audit committee held four meetings in 2009.

Compensation Committee.  The compensation committee reviews and approves our compensation philosophy and compensation and benefits of our executive officers and Section 16 officers; reviews and approves all executive officers’ employment agreements and severance arrangements; administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans; reviews and approves policies concerning perquisite benefits, policies regarding compensation paid to our executive officers in excess of limits deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and policies with respect to change of control and “parachute” payments; and produces an annual report on executive compensation for inclusion in our proxy statement. Dr. Dennis is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the compensation committee. The compensation committee held ten meetings in 2009.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Mr. Roth is the chair and Dr. Dennis and Ms. Wilson serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee held three meetings in 2009.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.biomedrealty.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed.

Board Leadership Structure

Mr. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004. Our board of directors is comprised of Mr. Gold, Mr. Kreitzer, our Executive Vice President and General Counsel, and five independent directors. Our board has three standing independent committees with separate chairs — the audit, compensation, and nominating and corporate governance committees.

Our board of directors possesses considerable business experience and understanding of our company, including the opportunities and risks that we face. Our board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the company and across various disciplines, including real estate, finance, life science, public company management and academics, while our Chief Executive Officer brings extensive company-specific and life science real estate experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our board, which are essential to effective governance and success in achieving business goals.

One of the key responsibilities of our board of directors is to oversee development of strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of Chairman and Chief Executive Officer, in combination with our five independent directors comprising a large majority of the board, is in the best interest of our company because it provides the appropriate balance between strategy development and independent oversight of management. In addition, in February 2010, our board of directors approved the establishment of a Lead Independent Director position. Our independent directors intend to appoint a director to fill this position at the board meeting to be held following our 2010 annual meeting of stockholders. The Lead Independent Director will have the responsibility to (1) call and preside at executive sessions of the independent directors, (2) function as a liaison with our Chairman and with management, (3) coordinate board meeting agendas and information to be provided to directors and (4) perform such other functions as may be designated from time to time. Our board expects that this new Lead Independent Director position will continue to foster productive, timely and efficient communications between our independent directors and management.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term corporate performance and enhance stockholder value. As such, our board, as a whole and at the committee level, focuses on the company’s general risk management strategy, the most significant risks facing the company, and the implementation of risk mitigation strategies by management.

As a part of this process, our board regularly receives reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, strategic and reputational risks, as well as general updates on the company’s financial position, budgets, financing activities, results of operations, tenants, leasing and development activities and other department-specific activities.

In addition, the board’s committees are responsible for reviewing risk management strategies in certain areas. The compensation committee is responsible for reviewing the management of risks relating to the company’s compensation plans and arrangements. The audit committee reviews management of financial risks, including risks associated with financial accounting and audits and internal control over financial reporting. The nominating and corporate governance committee reviews risks associated with the independence of our board of directors, adherence to corporate governance standards, and management development and leadership succession policies and programs. While each committee is responsible for evaluating certain risks, our entire board of directors is regularly informed through committee reports about such risks, including when a matter rises to the level of a material or enterprise level risk. This enables our board and its committees to coordinate the risk oversight role, particularly with respect to the interrelationship of risks.

Our management is responsible for day-to-day risk management. Our accounting, legal and internal audit functions serve as the primary monitoring divisions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels, and working with the board or its committees as necessary to design and implement risk management strategies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing BioMed and that our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

There were no insider participations or compensation committee interlocks among the members of the committee during fiscal year 2009. At all times during fiscal year 2009, the compensation committee was comprised solely of independent, non-employee directors.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) experience as a board member of another publicly held company, (5) academic expertise in an area of our operations and (6) practical and mature business judgment, including ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. Nominees are not evaluated on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prohibited by law. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated.

As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the Chief Executive Officer and independent board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board of directors. Recommendations received by stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of BioMed stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy materials for the prior year’s annual meeting will likely not be considered timely for consideration by the nominating and corporate governance committee for that annual meeting.

Compensation of Directors

In 2009, each of our directors who was not an employee of our company or our subsidiaries received an annual fee of $25,000 for services as a director. The chair of the audit committee received an additional $15,000 annual fee and each director who was not an employee of our company or our subsidiaries who chaired any other committee of the board of directors received an additional $5,000 annual fee for each committee chaired. In addition, each director who was not an employee of our company or our subsidiaries received a fee of $1,500 for each board of directors meeting attended in person ($750 for telephonic attendance), a fee of $1,500 for each audit committee meeting attended in person ($500 for telephonic attendance), and a fee of $1,000 for each other committee meeting attended in person ($500 for telephonic attendance). Non-employee directors received fees for attending committee meetings whether or not a meeting of the board of directors was held on the same day. Directors were also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who were employees of BioMed or its subsidiaries did not receive compensation for their services as directors.

In 2009, our non-employee directors also received automatic grants of restricted stock under our 2004 Incentive Award Plan. On the date of the 2009 annual meeting of stockholders, each non-employee director was granted 2,000 shares of restricted common stock. The restricted stock granted to non-employee directors vests one year from the date of grant.

Effective as of January 1, 2010, our director compensation program was amended as follows: each of our non-employee directors receives an annual fee of $35,000 for services as a director. The chair of the audit committee receives an additional $15,000 annual fee and each non-employee director who chairs any other committee of the board of directors receives an additional $10,000 annual fee for each committee chaired. In addition, each non-employee director receives a fee of $1,500 for each board of directors meeting attended in person or by telephone, a fee of $1,500 for each audit committee meeting attended in person or by telephone, and a fee of $1,000 for each other committee meeting attended in person or by telephone. Non-employee directors receive fees for attending committee meetings whether or not a meeting of the board of directors is held on the same day. Directors are also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who are employees of BioMed or its subsidiaries do not receive compensation for their services as directors.

Also effective January 1, 2010, each of our non-employee directors will continue to receive automatic grants of restricted stock under our 2004 Incentive Award Plan. We will grant shares of restricted common stock to each non-employee director who is initially elected or appointed to our board of directors on the date of such initial election or appointment equal in value to $60,000, based on the closing price of our common stock on the date of such grant. On the date of each annual meeting of stockholders, beginning with the 2010 annual meeting of stockholders, each non-employee director who continues to serve on our board of directors is granted shares of restricted common stock equal in value to $60,000, based on the closing price of our common stock on the date of such grant. The restricted stock granted to non-employee directors vests one year from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2009.

	Fees Earned or		All Other
Name(1)	Paid in Cash	Stock Awards(2)	Compensation(3)	Total

Barbara R. Cambon	$43,750	$19,300	$1,780	$64,830
Edward A. Dennis, Ph.D.	49,250	19,300	1,780	70,330
Richard I. Gilchrist	43,750	19,300	1,780	64,830
Theodore D. Roth	40,500	19,300	1,780	61,580
M. Faye Wilson	56,750	19,300	1,780	77,830

(1)	Alan D. Gold, our Chairman and Chief Executive Officer, and Gary A. Kreitzer, our Executive Vice President and General Counsel, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Kreitzer as employees is shown in the Summary Compensation Table below.

(2)	Represents the grant date fair value of restricted stock awarded in 2009 based on the closing price of our common stock on the date of such grants, as determined in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)). During 2009, each of our independent directors was granted 2,000 shares of restricted stock. The shares vest one year from the date of grant, and represent the only unvested shares of restricted stock held by our non-employee directors at December 31, 2009.

(3)	All other compensation represents dividends paid on unvested restricted stock, and excludes dividends paid on vested restricted stock. Dividends are paid on the entirety of the restricted stock grants, including the unvested portion, from the date of the grant.

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of BioMed, at our principal office, 17190 Bernardo Center Drive, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders. All of our directors attended our 2009 annual meeting of stockholders, which was held on May 27, 2009.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors. In addition, our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to serve the interests of BioMed and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.biomedrealty.com.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 2004. Representatives of KPMG LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company.

The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 15, 2010, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which units of limited partnership in our operating partnership, BioMed Realty, L.P., a Maryland limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the “Named Executive Officers”), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control of the company.

	Number of Shares of	Percentage of	Percentage of Shares
	Common Stock and	Shares of Common	of Common Stock and
	Units Beneficially	Stock Beneficially	Units Beneficially
Name and Address	Owned(1)	Owned(2)	Owned(2)(3)

Alan D. Gold(4)	1,674,415	*	1.7%
R. Kent Griffin, Jr.(5)	311,956	*	*
Gary A. Kreitzer(6)	962,275	*	*
Matthew G. McDevitt(7)	289,836	*	*
Barbara R. Cambon(8)	14,000	*	*
Edward A. Dennis, Ph.D.(8)	16,500	*	*
Richard I. Gilchrist(8)	6,000	*	*
Theodore D. Roth(8)(9)	16,000	*	*
M. Faye Wilson(8)	14,000	*	*
BlackRock, Inc.(10)	10,803,865	10.8%	10.8
The Vanguard Group, Inc.(11)	9,245,831	9.3	9.3
Cohen & Steers, Inc.(12)	5,804,072	5.8	5.8
All executive officers and directors as a group (9 persons)	3,304,982	*	3.3

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock.

(2)	Based on a total of 99,861,423 shares of our common stock outstanding as of March 15, 2010.

(3)	Based on a total of 2,593,538 limited partnership units and 444,235 LTIP units outstanding as of March 15, 2010, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)	Includes 1,041,742 limited partnership units, 110,000 LTIP units, 29,145 shares of common stock and 314,490 shares of restricted stock held by Mr. Gold directly. 1,041,742 limited partnership units held by Mr. Gold directly are pledged as security for a loan. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(5)	Includes 193,554 shares of restricted stock and 63,882 LTIP units.

(6)	Includes 642,528 limited partnership units, 80,879 LTIP units and 3,020 shares of restricted stock held by Mr. Kreitzer directly, of which 424,069 limited partnership units are pledged as security for a non-purpose loan. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(7)	Includes 89,038 LTIP units and 130,024 shares of restricted stock held by Mr. McDevitt directly. Also includes 61,659 shares of common stock held by Mr. McDevitt’s wife, which are pledged as security for a non-purpose loan.

(8)	Includes 2,000 shares of restricted common stock.

(9)	Includes 8,500 shares of common stock held in a margin account.

(10)	Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Japan Limited, BlackRock Capital Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC and BlackRock International Ltd. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022. The foregoing information is based on BlackRock, Inc.’s Schedule 13G filed with the Securities and Exchange Commission on January 8, 2010.

(11)	Includes 146,047 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2010.

(12)	Includes 5,636,640 shares beneficially owned by Cohen & Steers Capital Management, Inc. and 167,432 shares beneficially owned by Cohen & Steers Europe S.A. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment adviser. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe, S.A., an investment adviser. Cohen & Steers, Inc.’s address is 280 Park Avenue, 10th Floor, New York, New York 10017. The foregoing information is based on Cohen & Steers, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 15, 2010 are as follows:

Name	Position	Age

Alan D. Gold	Chairman and Chief Executive Officer	49
Gary A. Kreitzer	Executive Vice President and General Counsel	55
R. Kent Griffin, Jr.	President, Chief Operating Officer and Chief Financial Officer	40
Matthew G. McDevitt	Executive Vice President, Real Estate	44

Biographical information with respect to Messrs. Gold and Kreitzer is set forth above under “Election of Directors — Information Regarding Directors.”

R. Kent Griffin, Jr. has served as our President and Chief Operating Officer since December 2008. He continues to serve as our Chief Financial Officer, a position he has held since March 2006. Mr. Griffin previously was part of the real estate investment banking group at Raymond James & Associates, Inc. where he was a Senior Vice President responsible for advising real estate clients on public and private equity and debt issuance, mergers and acquisitions, and other services. Prior to joining Raymond James in 2003, Mr. Griffin worked in the global real estate investment banking group of JP Morgan in both New York and San Francisco. Prior to that, Mr. Griffin was part of the real estate service group for Arthur Andersen LLP, where he was responsible for a range of audit and advisory services as a certified public accountant. Mr. Griffin received a Master of Business Administration from the University of North Carolina and a Bachelor of Science Degree in Business and Accountancy from Wake Forest University. Mr. Griffin is a member of the National Association of Real Estate Investment Trusts.

Matthew G. McDevitt has served as our Executive Vice President, Real Estate since February 2010, having served as our Executive Vice President, Acquisitions and Leasing from February 2008 to February 2010 and our Regional Executive Vice President from February 2006 to February 2008, and having joined us in 2004 as our Vice President, Acquisitions. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (“MRES”), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College. He is a member of the Pennsylvania Biotechnology Association.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our Named Executive Officers, and the material factors that we considered in making those decisions. Our Named Executive Officers include:

•	Alan D. Gold, our Chairman and Chief Executive Officer,

•	Kent Griffin, our President, Chief Operating Officer and Chief Financial Officer,

•	Gary A. Kreitzer, our Executive Vice President and General Counsel, and

•	Matthew G. McDevitt, our Executive Vice President, Real Estate.

On February 12, 2010, Mr. McDevitt was promoted from Executive Vice President, Acquisitions and Leasing to Executive Vice President, Real Estate.

Executive Compensation Program Overview

Our executive compensation program is administered under the direction of the compensation committee of the board of directors. The responsibilities of the compensation committee are more fully described under “Election of Directors — Information Regarding the Board — Committees of the Board — Compensation Committee.”

Objectives of Our Executive Compensation Program.  Our executive compensation program is designed to meet the following objectives:

•	to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies,

•	to reward individual achievement appropriately and promote individual accountability to deliver on our business objectives, and

•	to enhance BioMed’s long-term financial performance and position, and thus stockholder value, by significantly aligning the financial interests of our executives with those of our stockholders.

To accomplish these objectives, our executive compensation program primarily includes:

•	annual base salaries, intended to provide a stable annual income at a level that is consistent with the individual executive officer’s role and contribution to the company,

•	bonuses, intended to link each executive officer’s compensation to our overall financial and operating performance and the officer’s performance versus established goals and objectives for a particular year, and

•	long-term incentives through equity-based compensation, including restricted stock and LTIP unit grants, intended to further promote retention through time-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

Each of our executive officers is also entitled to certain benefits upon a change of control of the company or upon his or her termination from the company without “cause” or for “good reason,” including severance benefits and full vesting of all long-term incentives held by the officer. We provide these benefits to our executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us, and in order to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. These items are described under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

Determination of Compensation Awards

The compensation committee annually reviews and determines the total compensation to be paid to our executive officers.

Role of Management.  Mr. Gold, our Chief Executive Officer, makes recommendations and presents analyses to the compensation committee based on its requests. He also discusses with the committee:

•	the company’s and its peers’ performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•	the performance of the other executives, including information on how he evaluates the other executives’ individual and business unit performances.

Mr. Gold attends compensation committee meetings, but he does not attend the portion of compensation committee meetings intended to be held without members of management present, or any deliberations relating to his own compensation. Mr. Griffin, our President, Chief Operating Officer and Chief Financial Officer, when directed accordingly, also provides information on the company’s and its peers’ performance and evaluates the financial implications of compensation committee actions under consideration and provides related information.

Competitive Market Data and Compensation Consultant.  The compensation committee has retained FPL Associates to provide executive compensation advisory services. Neither the compensation committee nor the company has any other professional relationship with FPL Associates, except that Ferguson Partners Ltd., an affiliate of FPL Associates, was also retained in connection with our identification and review of potential board candidates in 2007. In connection with the compensation committee’s year-end 2009 compensation review and determinations, FPL Associates provided data regarding market practices and provided advice regarding executive annual base salaries, bonuses and long-term incentive compensation, consistent with our compensation philosophies and objectives.

In determining compensation for our executive officers, the compensation committee utilizes data and surveys provided by FPL Associates of the companies in our peer groups and examines each peer company’s performance and the compensation elements and levels provided to their executive officers. The compensation committee then carefully evaluates our corporate performance and generally determines whether the compensation elements and levels that we provide to our executive officers are appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of each executive officer’s individual and business unit performance and contributions.

The compensation committee, with input from the compensation consultant and management, annually reviews the composition of the peer groups and the criteria and data used in compiling the peer group lists, and makes appropriate modifications to account for certain factors such as peer company size, market capitalization, asset focus and growth statistics. The compensation committee does not consider the methodology that each peer company employs in making compensation decisions as a factor in selecting the companies for inclusion in the peer group.

For 2009, the compensation committee utilized two peer groups of real estate companies, including the “office peer group” and the “size-based peer group.” The office peer group consisted of ten public REITs focused primarily on the development, ownership and operation of office properties, having individual total capitalizations in the range of $2.5 billion to $13.4 billion, with a median total capitalization of $4.8 billion, as of December 31, 2008. The office peer group included the following companies:

• Alexandria Real Estate Equities, Inc.	• Duke Realty Corporation
• Brandywine Realty Trust	• HCP, Inc.
• Corporate Office Properties Trust	• Highwoods Properties, Inc.
• Digital Realty Trust, Inc.	• Kilroy Realty Corporation
• Douglas Emmett, Inc.	• Mack-Cali Realty Corporation

The size-based peer group included 15 public REITs which develop, own and operate properties for varying types of uses, having individual total capitalizations in the range of $2.1 billion to $5.3 billion, with a median total capitalization of $2.7 billion, as of December 31, 2008. The size-based peer group included the following REITs:

• Alexandria Real Estate Equities, Inc.	• Healthcare Realty Trust, Inc.
• Brandywine Realty Trust	• Highwoods Properties, Inc.
• BRE Properties, Inc.	• Kilroy Realty Corporation
• Colonial Properties Trust	• National Retail Properties, Inc.
• Corporate Office Properties Trust	• PS Business Parks, Inc.
• DCT Industrial Trust Inc.	• Realty Income Corporation
• Equity One, Inc.	• Washington Real Estate Investment Trust
• First Industrial Realty Trust, Inc.

Certain peers with characteristics within the two peer groups were not selected due to company size.

Although the compensation committee obtains and reviews compensation data from the company’s peers, it does not believe that it is appropriate to establish compensation levels based solely on benchmarking. Instead, the compensation committee relies upon its judgment in making compensation decisions, after reviewing the specific performance criteria of the company and carefully evaluating an executive officer’s individual performance during the year and, for executive officers other than Mr. Gold, business unit performance during the year, each as more specifically described below. The compensation committee also considers the extensive experience and focused expertise of each of the executive officers in the life science real estate product type, which the compensation committee views as key elements for the long-term success of the company.

Based on the performance of the company and our executive team, the compensation committee sought to target total compensation for 2009 for our executive officers at a level that was generally at or near the 75th percentile of the total compensation paid in 2008 (the most recent data available at that time) to executives holding comparable positions within the size-based peer group and at or near the 50th percentile of the total compensation paid in 2008 to executives holding comparable positions within the office peer group. The committee compared the executive compensation programs as a whole and also compared the pay of individual executives if the positions were sufficiently similar to make the comparisons meaningful. The compensation committee also sought to allocate total compensation between cash and equity compensation based on a number of factors, including the compensation mix of our peer group companies, total compensation targets, and the guidelines and requirements established in the executives’ employment agreements at the time of BioMed’s formation for base salaries and bonus ranges. However, the compensation committee does not have a stated policy regarding the mix of our executive officers’ compensation between cash and equity compensation. Instead, the compensation committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of BioMed’s objectives or remain competitive in the market for executive talent.

Performance Measures.  The compensation committee evaluates the executive officers based on three performance measures:

•	individual performance,

•	business unit performance (except for Mr. Gold), and

•	corporate performance.

The three performance measures are accorded different weights depending on the executive officer and whether the compensation being evaluated is the annual bonus or long-term equity incentive compensation. The weightings are described in further detail under “— Elements of the Executive Compensation Program-Annual Bonuses” and “— Elements of the Executive Compensation Program — Long-Term Incentives — Restricted Stock and LTIP Unit Awards.”

Individual Performance.  In the beginning of each year, our Chief Executive Officer, with input from the individual executives, sets certain goals and expectations for each executive officer, tailored to the executive’s specific role within and expected contribution to the company as well as developmental requirements. These goals and expectations are generally subjective in nature and relate primarily to:

•	driving execution of BioMed’s business plan and the success of the company as a whole (without singularly focusing on achieving only the specific objectives within that officer’s area of responsibility),

•	demonstrated individual leadership skills,

•	continuous self-development,

•	teamwork,

•	fostering effective communication and coordination across company departments,

•	developing and motivating employees to achieve high performance,

•	cultivating employees’ engagement and alignment with our company’s core values, and

•	adaptability and flexibility to changing circumstances.

While the compensation committee focuses on evaluating individual performance in the context of an overall effective manager, performance relative to the individual goals listed above generally requires a subjective evaluation, and the compensation committee may emphasize certain goals over others in its discretionary decision-making that do not lend themselves to a formulaic approach.

Business Unit Performance.  In the beginning of each year, our Chief Executive Officer, as a result of an extensive process involving analyses and discussions with management, sets certain goals and expectations for individual business units, which include, for example:

•	operating business units within the established budgets,

•	controlling general and administrative costs,

•	executing on acquisition and development programs according to plans,

•	achieving financing milestones and the optimal mix of borrowing designed to protect our long-term financial stability,

•	strengthening operational, budgeting and management processes, and

•	developing and managing the successful execution of appropriate leasing strategies.

Although more objectively quantifiable than individual performance evaluations, business unit performance goals are still both quantitative and qualitative in nature, and the compensation committee exercises discretion in making business unit performance determinations by emphasizing certain goals over others and taking into account general business environment considerations with respect to each goal, including changes in the business environment that have occurred between when the goals were originally set and when the evaluation is conducted.

Corporate Performance.

Corporate Performance as a Component of Annual Bonus Determination.  As a component in determining the executive officers’ annual bonuses, our company’s corporate performance is evaluated based on two criteria:

•	the achievement of per share funds from operations, or FFO, within the annual guidance range generally provided on the third quarter earnings press release of the preceding year, as adjusted for any stock splits, stock offerings or similar transactions, and

•	the achievement of two to three percent year-over-year growth in cash basis same property net operating income, or NOI.

Our methodology for calculating FFO is described in detail in our Annual Report on Form 10-K for the year ended December 31, 2009 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.” We compute NOI by adding or subtracting certain items from net income, including minority interest in the operating partnership, gains or losses from investment in unconsolidated partnerships, interest expense, interest income, depreciation and amortization, and general and administrative expenses. We use NOI as a performance measure because it reflects only those income and expense items that are incurred at the property level.

In evaluating the achievement of these corporate performance goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on non-recurring events during the year.

Corporate Performance as a Component of Long-Term Equity Incentive Determination.  As a component in determining the executive officers’ long-term equity incentive awards, our company’s corporate performance is evaluated based on stockholder performance, which can be divided into two categories:

•	the company’s absolute total stockholder return for the year, which is calculated based on a combination of total dividend return and the change in common share price during the year, as adjusted for any stock splits, stock offerings or similar transactions, with an annual target absolute total stockholder return of nine percent, and

•	the company’s total stockholder return as compared to the MSCI US REIT Index, or RMS.

We use total stockholder return as a long-term incentive award criteria because we believe it further aligns the interests of the executive to stockholder interests. In evaluating the achievement of these corporate performance goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on general equity market conditions.

Elements of the Executive Compensation Program

The compensation committee carefully reviews the corporate performance of the company and individual and business unit performances of the executive officers to determine the appropriate level of total compensation for the executive officers, while also taking into consideration how each executive officer’s total compensation compares to other similarly situated executives in the peer companies as described above. In addition, the compensation committee seeks to optimally allocate total compensation among its various components, which include base salary, bonus and long-term equity incentive compensation, based on the criteria as described below.

Base Salary

The initial base salary for each executive officer is provided in the employment agreement between BioMed and such officer, as described below under “— Potential Payments Upon Termination or Change in Control,” subject to annual increases based on increases in the consumer price index and further increases in the discretion of the board of directors or compensation committee. In determining base salary increases, the compensation committee considered each executive officer’s individual performance and business unit performance, as well as the company’s overall performance, market conditions and competitive salary information.

In connection with the annual compensation review in January 2009, the compensation committee decided not to increase the annual base salaries of our executive officers. Messrs. Gold, Griffin and McDevitt also each waived their rights under their employment agreements to receive a consumer price index adjustment in their annual base salaries for 2009. For 2009, Mr. Gold’s annual base salary was $472,500 and each of Messrs. Griffin’s and McDevitt’s base salary was $313,500. In addition, pursuant to an amendment to his employment agreement, Mr. Kreitzer’s annual base salary was set at $100,000 for 2009.

In connection with the annual review of their performance, in January 2010, the compensation committee approved increases to the annual base salaries of our executive officers, effective January 1, 2010. Mr. Gold’s annual base salary increased to $685,000, Mr. Griffin’s annual base salary increased to $438,000, and Mr. McDevitt’s annual base salary increased to $360,000. The compensation committee determined that these increases in salary were appropriate, in light of the strong individual performances and depth of expertise in the life science real estate product type of Messrs. Gold, Griffin and McDevitt, business unit performance with respect to Messrs. Griffin and McDevitt, and corporate performance, as described below. Mr. Kreitzer’s annual base salary remained at $100,000 for 2010.

On February 12, 2010, in connection with Mr. McDevitt’s promotion to Executive Vice President, Real Estate, the compensation committee approved an additional increase of Mr. McDevitt’s annual base salary to $390,000, retroactive to January 1, 2010.

Annual Bonuses

Our annual executive bonus program is intended to reward our executive officers for individual achievement in supporting the fulfillment of corporate objectives for the year, including financial and operating performance goals. Each Named Executive Officer’s annual bonus (other than Mr. Kreitzer) is also based in part on their employment agreements, which provide for annual bonus ranges as a percentage of base salary of 50% to 200% for Mr. Gold and 50% to 150% for each of Messrs. Griffin and McDevitt.

In determining the executive officers’ respective annual bonuses, the compensation committee primarily considers the corporate performance of the company, while also taking into consideration the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin and McDevitt. The company’s corporate performance is assessed through the evaluation of the company’s FFO per diluted share and same property cash NOI results, with FFO per diluted share weighted approximately twice as much as same property cash NOI.

The following is a brief analysis of the compensation committee’s deliberations regarding individual and business unit performance on an executive by executive basis:

Mr. Gold.  Mr. Gold, as our Chief Executive Officer, is responsible for the overall management and stewardship of the company, including focusing on broader, longer-term corporate strategies. In its evaluation of Mr. Gold’s individual performance, the compensation committee noted the following accomplishments:

•	successfully guiding the company through a difficult economic environment to achieve strong overall operating results in 2009,

•	providing key leadership in the continual development of our strategy to ensure that stockholder value is maximized over the long-term, particularly with respect to:

•	raising capital and maintaining our strong long-term financial stability,

•	developing an aggressive leasing strategy to maximize the value of our properties,

•	driving the cost effective construction of our development and redevelopment properties, and

•	providing cost effective operational services to our tenants to meet their changing needs,

•	providing highly valuable guidance to the other executives and employees and effectively fostering an environment of dedicated professionalism and hard work, and

•	maintaining the right “tone at the top” and creating a culture of strong corporate governance, transparency and ethics.

Mr. Griffin.  Mr. Griffin, as our President, Chief Operating Officer and Chief Financial Officer, is responsible for the day-to-day execution of our corporate strategy. In its evaluation of Mr. Griffin’s individual performance and business unit performance, the compensation committee noted the following accomplishments:

•	working with the Chief Executive Officer and our board of directors to effectively manage capital requirements, including:

•	closing on two loans totaling $368 million for our Center for Life Science | Boston and 9865 Towne Centre Drive properties,

•	closing on a $203 million secured loan facility for our joint venture with Prudential Real Estate Investors,

•	increasing the aggregate borrowing capacity on our unsecured line of credit by $120 million to $720 million,

•	establishing a continuous equity offering program for shares of our common stock with aggregate gross proceeds of up to $120 million, and

•	completing a successful public offering of our common stock, raising approximately $167 million in net proceeds,

•	productive engagement with the board of directors across a wide spectrum of company matters,

•	continuing to provide the company greater exposure in the investor and analyst communities,

•	effective management of the company’s day-to-day to operations, including:

•	overseeing the execution of the company’s leasing program,

•	overseeing the identification and execution of property acquisitions,

•	overseeing the company’s development program,

•	raising capital and maintaining our strong long-term financial stability,

•	the management of property operations, and

•	the effective control of general and administrative expenses, and

•	fostering increased coordination and communication across our functional departments.

Mr. McDevitt.  Mr. McDevitt, as our Executive Vice President, Real Estate, is tasked with refining our leasing and acquisitions strategies with a focus on maximizing the value of our assets, as well as implementing and managing the execution of leasing and acquisition strategies on a company-wide basis. In its evaluation of Mr. McDevitt’s individual performance, the compensation committee noted the following accomplishments:

•	managing the regional leasing teams in the execution of over 1.7 million square feet of new leases, lease extensions and renewals in the five quarters ended December 31, 2009, significantly exceeding expectations in the context of challenging market conditions,

•	providing key mentorship, guidance and support of leasing and acquisitions team members as they assume greater responsibilities and leadership for executing the company’s strategy, and

•	continuing to establish strong relationships with major life science companies with significant space requirements, including through lease renewals and expansions with existing tenants, the execution of leases with new tenants and the development of ties with prospective tenants.

Mr. Kreitzer.  Mr. Kreitzer, our Executive Vice President and General Counsel, served in such capacity at 50% of a full-time work schedule in 2009. Mr. Kreitzer also continues to serve as a member of the board of directors of the company, and provides his guidance and leadership with respect to the company’s long-term strategy.

In terms of corporate performance criteria, we achieved an FFO per diluted share of $1.64 for 2009. As adjusted for the company’s stock issuance in May 2009 and the impact of extinguishment of debt related to repurchase of exchangeable senior notes in 2009, we achieved an estimated FFO per diluted share of $1.75 for 2009, which was five cents above the mid-point of the guidance range of $1.70 disclosed in our third quarter 2008 earnings press release in October 2008. In addition, excluding properties which had lease terminations in 2009, we achieved same property cash NOI year-over-year growth of 2.8% in the fourth quarter of 2009, which was 0.3% above the 2.5% targeted mid-point of the compensation committee’s two to three percent range.

As a result of the strong individual performances and depth of expertise in the life science real estate product type of Messrs. Gold, Griffin and McDevitt, the achievements of the business units that Messrs. Griffin and McDevitt oversee, and the company’s strong financial performance in 2009 relative to previously issued guidance, the compensation committee awarded our Named Executive Officers the bonuses for the 2009 fiscal year as reflected in the Summary Compensation Table.

Long-Term Incentives — Restricted Stock and LTIP Unit Awards

Long-term incentive awards are designed to increase senior management’s stock ownership in BioMed, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. Our long-term incentive awards generally vest over three to five years, thereby providing an incentive for the grantee to remain with BioMed, and dividends are paid on the entirety of the grant from the date of the grant.

The compensation committee provides a set dollar amount of long-term equity incentive awards that may be granted to executives and other employees, which is established annually by the committee based on a variety of factors, including the number of executives and key employees, the previous year’s pool size, peer company pool allotments and the general performance of the company. The total equity incentive award pool available for the 2009 year-end grants was set by the compensation committee at ten million dollars. Executives are generally allocated 60% of the pool, while other key employees are allocated the remaining 40% of the pool. While the compensation committee can grant up to the amount authorized in the equity incentive award pool, the committee takes into consideration the individual and business unit performance measures, business environment, competitive salary environment and company performance and impact to determine grants, which may result in the compensation committee granting less than the authorized amount.

In determining the executive officers’ respective long-term incentive awards, the compensation committee primarily considers the corporate performance of the company, while also taking into consideration the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin and McDevitt. The company’s corporate performance is measured by the absolute total stockholder return and relative stockholder return of the company, with each given equal weighting. In addition, the compensation committee may adjust the amounts of long-term incentive awards to avoid significant year-over-year fluctuations, to achieve targeted total compensation in light of salary levels and cash bonus awards, and to take into consideration peer company practices and the awards’ goals of long term performance and retention of highly talented executives.

BioMed’s absolute total stockholder return for 2009 was 45.3%, and the RMS’s total stockholder return for 2009 was 28.6%. BioMed’s relative total stockholder return outperformed the RMS’s total stockholder return by 16.7%.

For the 2009 fiscal year, in January 2010, Mr. Gold was granted 183,240 shares of restricted stock, Mr. Griffin was granted 107,220 shares of restricted stock, Mr. McDevitt was granted 51,400 shares of restricted stock, and Mr. Kreitzer was granted 3,020 shares of restricted stock. In total, the Named Executive Officers received $5.4 million of the $6.0 million available under the executive pool for 2009. These awards were based upon the compensation committee’s consideration of the foregoing factors, as well as the committee’s assessment of the economic environment, the company’s share price, the number and dollar value of prior equity awards granted to the executives, and the total compensation to the executives in absolute terms and with reference to the total compensation paid to similarly situated executives at the company’s peers. The awards vest at a rate of 25% per year for Messrs. Gold, Griffin and McDevitt and vest approximately one year after the date of grant for Mr. Kreitzer. The equity incentive awards granted to our Named Executive Officers in 2009 are reflected in the Grants of Plan-Based Awards table.

On February 12, 2010, in connection with Mr. McDevitt’s promotion to Executive Vice President, Real Estate, Mr. McDevitt was granted an additional 33,624 shares of restricted stock, which vest at a rate of 25% per year.

Equity Grant Practices

The annual awards of unvested restricted stock and LTIP units are typically granted to our executive officers at the compensation committee’s regularly scheduled meeting in the first quarter of each year. Such equity awards are effective upon grant. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company. We have not awarded any stock options.

Other Benefits

We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, under the terms of the executive officers’ employment agreements described below, we provide reimbursement for the premiums for long-term disability and life insurance policies and car allowances. We believe that our employee benefit plans are an appropriate element of compensation, are competitive within our peer group companies and are necessary to attract and retain employees.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into employment agreements with each of our executive officers, which are described in more detail under “— Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Executive Compensation

The compensation committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. The committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Compensation Risk Analysis

In early 2010, the compensation committee, with input from management, assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the company. After that assessment, the compensation committee determined that none of our compensation policies or programs encourage any employee to take on excessive risks that are reasonably likely to have a material adverse effect on the company. The compensation committee’s assessment noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives. The fixed portion of compensation (base salary) is designed to provide reliable base income regardless of the company’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions are designed to motivate our executives to produce superior long- and short-term corporate performance.

•	Corporate performance objectives, which are factors considered in determining compensation, are designed to be consistent with the company’s overall business plan and strategy, as guided by our board of directors.

•	The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals over both the long- and short-term, reducing the risk associated with any single indicator of performance.

•	We grant equity incentive awards that vest over multi-year periods, designed to ensure that executives and key employees have significant portions of their compensation tied to long-term stock price performance and have their economic interests aligned with those our stockholders.

•	Our compensation committee has the right to exercise discretion over executive compensation decisions.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement for the 2010 annual meeting of stockholders with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2010 annual meeting of stockholders and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement for the 2010 annual meeting of stockholders into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Edward A. Dennis, Ph.D., Chair
Barbara R. Cambon
Richard I. Gilchrist

Date of report: April 5, 2010

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our Named Executive Officers for the fiscal years ended December 31, 2009, 2008 and 2007.

				Stock		All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards		Compensation(2)	Total

Alan D. Gold	2009	$472,500	$1,417,500	$1,912,750	(3)	$269,064	$4,071,814
Chairman and Chief Executive Officer	2008	472,500	567,000	1,052,400	(4)	185,863	2,277,763
	2007	450,000	1,203,527	1,566,075	(5)	156,077	3,375,679
R. Kent Griffin, Jr.	2009	313,500	783,750	983,700	(3)	184,949	2,265,899
President, Chief Operating Officer and	2008	313,500	351,120	795,664	(4)	158,291	1,618,575
Chief Financial Officer	2007	298,500	606,466	1,938,950	(5)	125,058	2,968,974
Gary A. Kreitzer	2009	100,000	—	32,790	(3)	53,778	186,568
Executive Vice President and	2008	157,500	—	221,028	(4)	88,491	467,019
General Counsel	2007	150,000	303,555	1,342,350	(5)	96,726	1,892,631
Matthew G. McDevitt	2009	313,500	470,250	655,800	(3)	158,283	1,597,833
Executive Vice President,	2008	313,500	250,800	707,262	(4)	164,831	1,436,393
Real Estate	2007	298,500	609,798	2,088,100	(5)	144,989	3,141,387

(1)	The bonuses to our Named Executive Officers for the fiscal year ended December 31, 2007 were payable in a combination of vested LTIP units, shares of our common stock and cash, as set forth below:

	Dollar Value of	Dollar Value of
Name	LTIP Units(a)	Common Stock(a)	Cash	Total

Alan D. Gold	$229,275	—	$974,252	$1,203,527
R. Kent Griffin, Jr.	78,773	$78,750	448,943	606,466
Gary A. Kreitzer	43,755	—	259,800	303,555
Matthew G. McDevitt	140,026	—	469,772	609,798

(a)	Based on the closing market price of our common stock of $22.29 on January 30, 2008, the date of grant.

(2)	All other compensation for 2009 represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances and dividends and distributions on unvested restricted stock and LTIP units (and excludes dividends and distributions on vested restricted stock and LTIP units), as follows:

				Dividends
				Paid on
		401(K)		Unvested
	Insurance	Matching	Automobile	Stock and	Total Other
Name	Premiums	Contributions(a)	Allowances	LTIP Units	Compensation

Alan D. Gold	$23,499	$8,250	$12,000	$225,315	$269,064
R. Kent Griffin, Jr.	25,422	8,250	9,000	142,277	184,949
Gary A. Kreitzer	10,362	3,053	4,500	35,863	53,778
Matthew G. McDevitt	24,228	8,250	9,000	116,805	158,283

(a)	We established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

(3)	Represents the grant date fair value of restricted stock awarded in 2009 based on the closing price of our common stock on the date of such grants, as determined in accordance with SFAS 123(R). Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 175,000, 90,000, 3,000 and 60,000 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013 with respect to awards granted to Messrs. Gold, Griffin and McDevitt, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(4)	Represents the grant date fair value of restricted stock and LTIP units awarded in 2008 based on the closing price of our common stock on the date of such grants, as determined in accordance with SFAS 123(R). Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 47,214, 35,696, 9,916 and 31,730 LTIP units and/or shares of restricted stock, respectively. The restricted stock vests 20% annually on each of January 1, 2009, 2010, 2011, 2012 and 2013. Dividends are paid on the entirety of the grant from the date of the grant.

(5)	Represents the grant date fair value of restricted stock and LTIP units awarded in 2007 based on the closing price of our common stock on the date of such grants, as determined in accordance with SFAS 123(R). Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 52,500, 65,000, 45,000 and 70,000 LTIP units and/or shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013. Dividends are paid on the entirety of the grant from the date of the grant.

Grants of Plan-Based Awards

The table below provides information about restricted stock awards granted to our Named Executive Officers during the fiscal year ended December 31, 2009.

			Grant Date Fair
		All Other Stock Awards: Number	Value of Stock
	Grant Date	of Shares of Stock or Units(1)	Awards(2)

Alan D. Gold	1/13/09	175,000	$1,912,750
R. Kent Griffin, Jr.	1/13/09	90,000	983,700
Gary A. Kreitzer	1/13/09	3,000	32,790
Matthew G. McDevitt	1/13/09	60,000	655,800

(1)	The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013 with respect to awards granted to Messrs. Gold, Griffin and McDevitt, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer.

(2)	This column has been calculated by multiplying the closing market price of our common stock on the grant date for the restricted stock awards by the number of shares awarded, in accordance with SFAS 123R. The closing market price on January 13, 2009 was $10.93.

Employment Agreements

Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. We believe that the employment agreements offer competitive terms and are appropriate to attract and retain individuals at the executive officer level.

We entered into employment agreements, effective as of August 6, 2004, with Messrs. Gold, Kreitzer and McDevitt and an employment agreement, effective as of March 27, 2006, with Mr. Griffin. On December 14, 2007, we entered into amended and restated employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt, all of which were further amended on December 15, 2008. The primary purpose of the amendments to the amended and restated employment agreements was to reflect the promotion of Mr. Griffin to President, Chief Operating Officer and Chief Financial Officer and the relinquishment of the title of President by Mr. Gold that occurred on December 15, 2008, and to ensure that certain payments to be made pursuant to the employment agreements will be exempt from or comply with the requirements of Section 409A of the Code. In addition, the amendment to Mr. Kreitzer’s amended and restated employment agreement provided that Mr. Kreitzer would receive an annual base salary of $100,000 commencing on January 1, 2009.

The employment agreements provide for Mr. Gold to serve as our Chairman and Chief Executive Officer, Mr. Griffin to serve as our President, Chief Operating Officer and Chief Financial Officer, Mr. Kreitzer to serve as our Executive Vice President and General Counsel, and Mr. McDevitt to serve as our Executive Vice President. These employment agreements require Messrs. Gold, Griffin, Kreitzer and McDevitt, as applicable, to devote such attention and time to our affairs as is necessary for the performance of their duties (provided that, in the case of Mr. Kreitzer, he is not required to devote more than 50% of a full-time work schedule), but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, we will use our best efforts to cause Mr. Gold to be nominated and elected as Chairman of our board of directors and Mr. Kreitzer to be nominated and elected as a member of our board of directors.

Each of the employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt has a term of one year and provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.

The employment agreements provide for:

•	initial annual base salaries, subject to annual increases based on increases in the consumer price index and further increases in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses, based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy, and

•	monthly payments of $750 ($1,000 in the case of Mr. Gold and $375 in the case of Mr. Kreitzer) for an automobile allowance.

Each executive, other than Mr. Kreitzer, has a minimum annual cash bonus equal to 50% of base salary. Mr. Gold’s annual cash bonus may be up to 200% of his base salary. Messrs. Griffin and McDevitt may have annual cash bonuses up to 150% of their base salary.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by:

•	with respect to Messrs. Gold, Griffin and Kreitzer, three, or

•	with respect to Mr. McDevitt, one,

50% of which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and the remaining 50% of which amount will be paid in a lump sum on March 1 of the year following the calendar year when the termination occurs,

•	an amount equal to the premiums for long-term disability insurance and life insurance for 12 months, which shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable,

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.

Under the employment agreements, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, we will pay, in a single lump sum payment, an amount equal to 12 months of premiums on the long-term disability and life insurance policies described above.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.

2004 Incentive Award Plan

We have adopted the amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P., which became effective on May 27, 2009. Our 2004 Incentive Award Plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, LTIP units, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under our 2004 Incentive Award Plan. We have reserved a total of 5,340,000 shares of our common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments as set forth in the plan. As of December 31, 2009, 1,645,111 shares of restricted stock and 640,150 LTIP units had been granted and 3,054,739 shares remained available for future grants under the 2004 Incentive Award Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our Named Executive Officers as of December 31, 2009.

	Stock Awards
	Number of Shares of	Market Value of Shares
	Stock or Units That	of Stock or Units That
Name	Have Not Vested(1)	Have Not Vested(2)

Alan D. Gold	239,022	$3,771,767
R. Kent Griffin, Jr.	151,058	2,383,695
Gary A. Kreitzer	33,433	527,573
Matthew G. McDevitt	120,384	1,899,660

(1)	The equity awards granted vest over four to five years, and vest in one year with respect to the grant of shares of restricted stock to Mr. Kreitzer.

(2)	Market value has been calculated as the closing market price of our common stock at December 31, 2009 of $15.78, multiplied by the outstanding unvested restricted stock or LTIP unit awards for each Named Executive Officer.

Stock Vested

The table below provides information about restricted stock and LTIP unit vesting for each of our Named Executive Officers during the fiscal year ended December 31, 2009, except that it does not include restricted stock and LTIP units that vested on January 1, 2009 and instead includes restricted stock and LTIP units that vested on January 1, 2010. Restricted stock and LTIP units that vested on January 1, 2009 are reported in our 2009 proxy statement.

	Stock and Unit Awards
	Number of Shares or
	Units Acquired on	Value Realized on
Name	Vesting(1)	Vesting(2)

Alan D. Gold	66,318	$1,046,498
R. Kent Griffin, Jr.	45,890	724,144
Gary A. Kreitzer	16,233	256,157
Matthew G. McDevitt	38,846	612,990

(1)	This column represents the aggregate of equity grants from August 6, 2004 through December 31, 2009 to the Named Executive Officers that vested on January 1, 2010. Restricted stock and LTIP units that vested on January 1, 2009 are reported in our 2009 proxy statement.

(2)	This column represents the value as calculated by multiplying the closing market price of our common stock at December 31, 2009 of $15.78, by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our Named Executive Officers would be entitled to receive under his existing employment agreement with the company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2009, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table.

			Termination
		Termination	w/o Cause or
		w/o Cause or	for Good
		for Good	Reason (in
		Reason (apart	connection
		from Change-	with Change-
Name	Benefit	in-Control)(1)	in-Control)(1)	Death	Disability(2)

Alan D. Gold	Severance Payment	$4,605,527	$4,605,527	$472,500	$472,500
	Accelerated Equity Award Vesting(3)	3,771,767	3,771,767	—	—
	Medical Benefits(4)	25,104	25,104	16,736	16,736
	Long-Term Disability Benefits(5)	840	840	—	840
	Life Insurance Benefits(5)	5,923	5,923	—	5,923
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$8,424,161	$8,424,161	$489,236	$495,999

R. Kent Griffin, Jr.	Severance Payment	$2,681,836	$2,681,836	$313,500	$313,500
	Accelerated Equity Award Vesting(3)	2,383,695	2,383,695	—	—
	Medical Benefits(4)	24,698	24,698	16,465	16,465
	Long-Term Disability Benefits(5)	8,235	8,235	—	8,235
	Life Insurance Benefits(5)	722	722	—	722
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	1,330,297	—	—

Total Value:		$5,114,186	$6,444,483	$329,965	$338,923

Gary A. Kreitzer	Severance Payment	$603,555	$603,555	$100,000	$100,000
	Accelerated Equity Award Vesting(3)	527,573	527,573	—	—
	Medical Benefits(4)	12,078	12,078	8,052	8,052
	Long-Term Disability Benefits(5)	405	405	—	405
	Life Insurance Benefits(5)	73	73	—	73
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$1,158,684	$1,158,684	$108,052	$108,530

Matthew G. McDevitt	Severance Payment	$757,116	$757,116	$313,500	$313,500
	Accelerated Equity Award Vesting(3)	1,899,660	1,899,660	—	—
	Medical Benefits(4)	23,574	23,574	15,716	15,716
	Long-Term Disability Benefits(5)	7,754	7,754	—	7,754
	Life Insurance Benefits(5)	758	758	—	758
	Outplacement Services	15,000	15,000	—	—
	Excise Tax Gross-up(6)	—	—	—	—

Total Value:		$2,703,862	$2,703,862	$329,216	$337,728

(1)	In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable and the remaining 50% will be paid in a lump sum on March 1 of the year following the calendar year during which the termination occurs. If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer and Griffin, three, or (b) with respect to Mr. McDevitt, one. The calculations in the table are based on the annual base salary on December 31, 2009 and an averaging of the bonuses paid in 2008, 2009 and 2010.

(2)	This column assumes permanent disability (as defined in the existing employment agreements) for each executive at December 31, 2009.

(3)	For purposes of this calculation, each executive’s total unvested equity awards, including restricted stock and LTIP units, on December 31, 2009 are multiplied by the closing market price of our common stock at December 31, 2009 of $15.78.

(4)	If the executive’s employment is terminated without cause or for good reason, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination. If the executive’s employment is terminated by reason of the executive’s death or disability, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 12 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(5)	Represents the amount needed to pay, in a single lump sum, for premiums for long-term disability and life insurance for 12 months at the levels in effect for each executive officer as of December 31, 2009.

(6)	Under the employment agreement of each executive, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount and we will not be required to make the gross-up payment.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for BioMed as of December 31, 2009.

Number of
Securities Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		under Equity
	upon Exercise	Weighted-Average	Compensation Plans
	of Outstanding	Exercise Price of	(excluding securities
	Options, Warrants	Outstanding Options,	reflected in
Plan Category	and Rights	Warrants and Rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	3,054,739
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	3,054,739

Audit Committee Report

The audit committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, oversees BioMed’s financial accounting and reporting processes and the audits of the financial statements of BioMed. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The board of directors adopted a written charter for the audit committee on August 6, 2004, a copy of which is available on BioMed’s website at www.biomedrealty.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

BioMed’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. KPMG LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of BioMed’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Auditing Standards No. 61 (Communication with

Audit Committees) or the Codification of Statements on Auditing Standards, AU Section 380. In addition, KPMG LLP discussed the auditors’ independence from BioMed and from BioMed’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.

The committee discussed with BioMed’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of internal controls and the overall quality of financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

M. Faye Wilson, Chair
Barbara R. Cambon
Richard I. Gilchrist

Date of report: February 12, 2010

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.

Formation Transactions and Contribution of Properties

BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our initial public offering in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.

Contribution Agreements

We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our initial public offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.

We have also agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

As of October 1, 2005, limited partners of our operating partnership, including Messrs. Gold, Kreitzer and McDevitt, have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of March 15, 2010, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,593,538 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Other Benefits to Related Parties

Messrs. Gold and Kreitzer have agreed to indemnify the lenders of the debt on the contribution properties for certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents. In connection with our initial public offering, we agreed to indemnify Messrs. Gold and Kreitzer against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold and Kreitzer in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold and Kreitzer have agreed to indemnify our operating partnership.

We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, in the fourth quarter of 2005, we filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units, which expired in the fourth quarter of 2008. Prior to that registration statement’s expiration, we filed and caused to become effective a new registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees.  The aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008

Audit Fees(1)	$1,001,500	$997,200
Audit Related Fees(2)	68,000	68,000
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,069,500	$1,065,200

(1)	Audit Fees consist of fees for professional services performed by KPMG LLP for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, services in connection with securities offerings and the filing of our registration statements on Form S-3, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consist of fees for professional services performed by KPMG LLP for the audit of joint venture financial statements.

(3)	Tax Fees consist of fees for professional services performed by KPMG LLP with respect to tax compliance, tax advice and tax planning. Certain other tax fees not included in the table were paid to Ernst & Young LLP, who is not our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that no reporting persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during 2009.

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2011 must be received by us no later than December 15, 2010, in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2011 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 15, 2010 and December 15, 2010. If the stockholder fails to give timely notice as required by our bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

Annual Report

We sent a Notice of Internet Availability and provided access to our annual report over the Internet to stockholders of record on or about April 14, 2010. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the annual meeting of stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of BioMed at such date. Requests should be directed to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement, annual report and Notice of Internet Availability to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement, annual report and Notice of Internet Availability. If you would like to opt out of this practice for future mailings and receive separate proxy statements, annual reports and Notices of Internet Availability for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement, annual report or Notice of Internet Availability without charge by sending a written request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 485-9840. We will promptly send additional copies of the proxy statement, annual report or Notice of Internet Availability upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement, annual report or Notice of Internet Availability can request delivery of a single copy of the proxy statement, annual report or Notice of Internet Availability by contacting their broker, bank or other intermediary or sending a written request to BioMed Realty Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the notice of annual meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

BENEFICIAL STOCKHOLDERS ARE URGED TO AUTHORIZE A PROXY BY INTERNET OR
TELEPHONE AS SOON AS POSSIBLE. ALL STOCKHOLDERS WHO RECEIVED PROXY
MATERIALS BY MAIL ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED
PROXY CARD IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors

Jonathan P. Klassen
Secretary

Dated: April 14, 2010

BIOMED REALTY TRUST, INC.

69871
▼ FOLD AND DETACH HERE ▼

PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.	Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE OTHER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT.

		FOR each	WITHHOLD	FOR all
		of the	AUTHORITY	nominees
		nominees	for all	except the
		for director	nominees	following*

1.	ELECTION OF DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.	☐	☐	☐

:
Nominees:

01 Alan D. Gold	05 Gary A. Kreitzer
02 Barbara R. Cambon	06 Theodore D. Roth
03 Edward A. Dennis, Ph.D.	07 M. Faye Wilson
04 Richard I. Gilchrist

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.	☐	☐	☐

3.	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

You can now access your BioMed Realty Trust, Inc. account online.
Access your BioMed Realty Trust, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for BioMed Realty Trust, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Company’s proxy statement and annual report are available electronically at: www.biomedrealty.com/09ar
▼ FOLD AND DETACH HERE ▼
BIOMED REALTY TRUST, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2010
     The undersigned stockholder of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Alan D. Gold and Gary A. Kreitzer, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 26, 2010 at 9:00 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE OTHER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
69871